U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2006

UCN, INC.

(Exact name of registrant as specified in its charter)

0-26917

(Commission File No.)

Delaware	87-0528557
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14870 Pony Express Road, Bluffdale, Utah 84065

(Address of principal executive offices)

(801) 320-3300

(Registrant’s telephone number)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement

Item 3.02	Unregistered Sales of Equity Securities

On May 5, 2006, UCN entered into a revolving credit and term loan agreement with ComVest Capital LLC, a Delaware limited liability company. Under the terms of the agreement ComVest has agreed to loan $4.5 million to UCN under a convertible term note and up to $7.5 million under a revolving credit note. The loans will be secured by substantially all the assets of UCN and are guaranteed by UCN’s subsidiaries. In connection with the establishment of the loan facility, UCN agreed to issue to ComVest a warrant to purchase 330,000 shares of UCN common stock that expires five years from closing and provides for an exercise price equal to the lesser of $2.75 per share or 130% of the average public market price over the 10-trading day period prior to the date of closing, and to register the common stock underlying the convertible term note and warrant. The loan transaction is expected to close on or before June 1, 2006.

In anticipation of this new financing agreement, on May 1, 2006, the board of directors of UCN approved termination of the revolving credit facility UCN established in 2005 with CapitalSource Finance, LLC. Pursuant to that approval, UCN gave written notice of termination to CapitalSource Finance on that date. The termination date for the credit facility is set at June 1, 2006, on which date all of the outstanding principal and interest, as well as any applicable fees, is due and payable to CapitalSource. At April 30, 2006, the total amount of principal and interest outstanding under the credit facility was approximately $3.32 million. UCN will use borrowings under the new loan arrangement with ComVest to fund pay-off of the CaptialSource Finance facility. There was no relationship between UCN, including its affiliates, and ComVest and its affiliates prior to the transaction.

The interest rate under the ComVest convertible term note and revolving credit note is nine percent per annum. Interest on the convertible term note is paid monthly in arrears. Principal is paid in 36 equal monthly installments of $125,000 beginning at the end of May 2007. Interest under the revolving credit note is paid monthly in arrears, and all principal is due in May 2010. The aggregate amount of all advances at any one time outstanding under the revolving credit note can not exceed the lesser of (a) $7.5 million and (b) the sum of 85 percent of eligible billed receivables, and 65 percent of eligible unbilled receivables.

The loan agreement imposes certain restrictions on UCN’s ability, without the approval of ComVest, to incur additional debt, make distributions to stockholders, acquire other businesses or assets, or engage in transactions with affiliates other than compensatory arrangements. The facility provides for the usual and customary events of default for transactions of this type.

The principal and accrued interest on the convertible term note is convertible at any time at the election of the holder to common stock of UCN at the rate of one share for $3.00 of principal or interest. Subject to the satisfaction of certain conditions, UCN can require conversion if the market price of its common stock is equal to 160% or more of the conversion price for 20 consecutive trading days. The shares of common stock underlying the convertible term note and the warrant will be registered for resale on a registration statement to be filed by UCN within 45 days following closing.

Item 9.01	Financial Statements and Exhibits

Exhibits

Copies of the following documents are included as exhibits to this report pursuant to Item 601 of Regulation S-K.

SEC Ref. No	Description of Document
10.1	Revolving Credit and Term Loan Agreement between UCN and ComVest dated May 5, 2006

10.2	Form of Revolving Credit Note - UCN/ ComVest

10.3	Form of Convertible Term Note - UCN/ ComVest

10.4	Form of Collateral Agreement - UCN/ ComVest

10.5	Form of Guaranty Agreement - UCN/ ComVest

10.6	Form of Warrant - UCN/ ComVest

10.7	Form of Registration Rights Agreement - UCN/ ComVest

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UCN, INC.

Date: May 5, 2006	By:	/s/ Paul Jarman
Paul Jarman, Chief Executive Officer

SEC Ref. No	Description of Document

10.1	Revolving Credit and Term Loan Agreement between UCN and ComVest dated May 5, 2006

10.2	Form of Revolving Credit Note - UCN/ ComVest

10.3	Form of Convertible Term Note - UCN/ ComVest

10.4	Form of Collateral Agreement - UCN/ ComVest

10.5	Form of Guaranty Agreement - UCN/ ComVest

10.6	Form of Warrant - UCN/ ComVest

10.7	Form of Registration Rights Agreement - UCN/ ComVest